Exhibit 99.1

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kburden@overstock.com

Investor Contact:

Mark Harden, Overstock.com, Inc.

+1 (801) 947-5409

mharden@overstock.com

Patrick Byrne Returns to Helm at Overstock.com

Byrne resumes as CEO; Jonathan Johnson maintains executive duties and has been nominated to the board

SALT LAKE CITY — April 11, 2013 — Overstock.com, Inc. (NASDAQ: OSTK) announced today that Dr. Patrick M. Byrne has resumed duties as company CEO.

In February, Byrne took a medical leave of absence to address cardiac issues thought to be associated with cancer treatments received much earlier in his life.  Following rest and treatment, Byrne now returns to the company he founded.

Byrne said, “It was good to get away, take some time off, and attend to some things that needed looking after, but it’s great to be back, and I look forward to serving our shareholders once more. I wish to extend my gratitude to Jonathan, who has done a fine job in my absence, and in my view is ready to start providing direction at a board level, while retaining executive responsibilities for a large section of the company.”

During his leave, Byrne retained his position as chairman, but appointed Jonathan Johnson, formerly president, as acting CEO.  “Everyone at the company is pleased Patrick is back, in good shape, and able to continue to direct the business of the company,” Johnson said.

Recently, Johnson was nominated to stand for election to the board of directors at the company’s annual stockholders’ meeting in May.  The company’s proxy materials note that if Johnson is elected, the board intends to appoint Johnson as executive vice chairman of the board.

About Overstock.com

Overstock.com (NASDAQ: OSTK) is an online discount retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry and cars.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items.  Main Street Revolution supports small businesses across the United States by providing them a national customer base.

The Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites in 2011.  The NRF Foundation/American Express 2011 Customer Choice Awards ranked Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock.com (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club O™, Club O Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements regarding health of executive officers, forecasts of company, board, or executive performance, and executive or board responsibilities. Our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on February 21, 2013, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.